                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

                     DARDEN RESTAURANTS, INC.
      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

               2000 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

                            DARDEN RESTAURANTS, INC.
                   5900 LAKE ELLENOR DRIVE, ORLANDO, FL 32809

                                                                  August 8, 2000

To Our Stockholders:

    You are cordially invited to attend the 2000 Annual Meeting of Stockholders, which will be held at the Renaissance Orlando Resort, 6677 Sea Harbor Boulevard, Orlando, Florida, on Wednesday, September 20, 2000, at 11:00 a.m. Eastern Daylight Savings Time. All holders of the Company's outstanding common stock as of July 24, 2000 are entitled to vote at the Annual Meeting.

    Time will be set aside for discussion of each item of business described in the accompanying Notice of Annual Meeting and Proxy Statement, and stockholders will have an opportunity to ask questions. We plan to adjourn the meeting at approximately 12:00 noon.

    Should you decide to attend the Annual Meeting and need special assistance because of a disability, please contact the Secretary of the Company at the address above. Please follow the enclosed telephonic proxy instructions or the enclosed internet proxy instructions or complete, sign, date and return the proxy card in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting.

                                          Sincerely yours,

                                          /s/ Joe R. Lee
                                          ------------------------
                                          Joe R. Lee
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER

                            DARDEN RESTAURANTS, INC.

          ------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 20, 2000

--------------------------------------------------------------------------------

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Darden Restaurants, Inc. will be held on Wednesday, September 20, 2000, at 11:00 a.m. Eastern Daylight Savings Time, at the Renaissance Orlando Resort,
6677 Sea Harbor Boulevard, Orlando, Florida, for the following purposes:

    1.  To elect twelve directors;

    2. To approve the appointment of KPMG LLP to audit the consolidated financial statements of Darden Restaurants, Inc. for the fiscal year beginning May 29, 2000;

    3. To consider and approve the Darden Restaurants, Inc. Management and Professional Incentive Plan; and

    4. To act upon any other business which may properly be brought before the meeting.

    The close of business on July 24, 2000 has been fixed as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ Paula J. Shives
                                          ------------------------------

                                          Paula J. Shives
                                          SECRETARY

August 8, 2000

                            DARDEN RESTAURANTS, INC.
                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                          THURSDAY, SEPTEMBER 20, 2000

    VOTING PROCEDURES

    This Proxy Statement is being sent to holders of record at the close of business on July 24, 2000, of the common stock, no par value (the "Common Stock"), of Darden Restaurants, Inc., 5900 Lake Ellenor Drive, Orlando, FL 32809 (the "Company"). All such stockholders of record on July 24, 2000 are entitled to vote at the Annual Meeting of Stockholders on September 20, 2000. This Proxy Statement is designed to furnish information relating to the business to be transacted at the meeting.

    As of July 24, 2000, there were 121,897,247 shares of Common Stock outstanding, excluding 44,292,590 shares held in the Company's Treasury ("Treasury Shares"). Each share of Common Stock entitles the holder to one vote. The 44,292,590 Treasury Shares will not be voted and will not be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote.

    This Proxy Statement and the accompanying form of proxy are being first mailed or given to stockholders on or about August 8, 2000.

    A proxy card is enclosed for your use. The proxy card contains instructions for responding either by telephone, by the internet, or by mail. YOU ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TO EITHER FOLLOW THE INSTRUCTIONS ON THE PROXY CARD FOR TELEPHONIC RESPONSE OR INTERNET RESPONSE OR SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE, which is postage-paid if mailed in the United States or Canada. PLEASE USE ONLY ONE OF THE THREE AVAILABLE MEANS OF RESPONSE. IF YOU DIRECT YOUR VOTE BY TELEPHONE OR INTERNET, PLEASE DO NOT RETURN THE PROXY CARD BY MAIL. Whether you respond by telephone, internet or mail, please also indicate if you intend to attend the Annual Meeting of Stockholders on September 20, 2000.

    You have three choices on each matter to be voted upon at the Annual Meeting. For the election of directors, you may (i) vote for all of the director nominees as a group, (ii) withhold authority to vote for all director nominees as a group, or (iii) vote for all director nominees as a group except those nominees you specifically identify. See "General Information" under Item No. 1. Concerning the other items, you may (i) vote "FOR" the item, (ii) vote "AGAINST" the item, or (iii) "ABSTAIN" from voting on the item.

    You may revoke your proxy at any time before it is actually voted at the Annual Meeting by delivering written notice of revocation to the Secretary of the Company, by submitting a subsequently dated proxy, or by attending the meeting and withdrawing the proxy. You may also be represented by another person present at the meeting by executing a form of proxy designating such person to act on your behalf. Each unrevoked proxy properly given and received prior to the close of the meeting will be voted as indicated. If the Company receives a proxy for which specific instructions are not provided, the proxy will be voted FOR the election of all directors as nominated, FOR the approval of the appointment of KPMG LLP as independent auditors, and FOR the approval of the Darden Restaurants, Inc. Management and Professional Incentive Plan.

    If a telephonic proxy, internet proxy or an executed proxy card is received and the stockholder has voted "abstain" on any matter (or "withhold authority" as to the election of any director), the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If a proxy is received from a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matters. A majority of shares of Common Stock, represented at the Annual Meeting in person or by proxy, will constitute a quorum. The affirmative vote of a majority of the shares of Common Stock, present in person or by proxy at the Annual Meeting and entitled to vote, will be necessary for the election of directors and the approval of the other matters submitted to the stockholders at the Annual Meeting.

    The expense of preparing, printing and mailing this Proxy Statement will be paid by the Company. The Company has engaged Georgeson & Company Inc. to assist in the solicitation of proxies from stockholders at a fee of $8,500 plus reimbursement of its out-of-pocket expenses. In addition to the use of the mail, proxies may be solicited personally, by telephone or by facsimile by regular employees of the Company without additional compensation, as well as by employees of Georgeson & Company Inc. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Common Stock.

    A copy of the 2000 Annual Report to Stockholders, which includes the consolidated financial statements of the Company as of and for the fiscal year ended May 28, 2000, is being included in the same mailing package as your proxy material. If you did not receive the Annual Report, please call the Secretary at 407-245-6565 (collect) and a copy will be sent to you.

    Shares of Common Stock credited to the accounts of participants in the Darden Savings Plan (the "DSP") have been added to such persons' other holdings on their proxy cards and, as to shares of Common Stock which have been allocated to such person's account in the DSP, the proxy also serves as voting instructions to the trustee of the DSP. The trustee of the DSP will vote allocated shares of Common Stock for which it has not received direction, as well as unallocated shares held by the trustee, in the same proportion as directed shares are voted.

    CERTAIN OWNERS OF COMMON STOCK

    As of May 28, 2000, the only persons known to the Company to own beneficially (as defined by the Securities and Exchange Commission for proxy statement purposes) more than 5% of the outstanding Common Stock of the Company, based on information received directly by the Company and on Schedule 13G reports and subsequent amendments, if any, filed during fiscal 2000, are as follows:

                                                                      PERCENT OF
                                                                        COMMON
                                               AMOUNT AND NATURE OF      STOCK
    NAME AND ADDRESS OF BENEFICIAL OWNER       BENEFICIAL OWNERSHIP   OUTSTANDING
    ------------------------------------       --------------------   -----------
The Prudential Insurance Company of America
751 Broad Street
Newark, New Jersey 07102.....................      17,451,141(1)         13.62%

American Express Retirement Services
733 Marquette Avenue
Minneapolis, Minnesota 55402.................      11,388,841(2)          9.32%

FMR Corp.
82 Devonshire Street
Boston, Massachusetts 02109..................       8,941,484(3)          6.80%

Barclays Global Investors, N.A.
45 Fremont Street
San Francisco, California 94105..............       7,015,133(4)          5.34%

------------------------

(1) As of December 31, 1999, this holder owned 17,451,141 shares or 13.62% of the Common Stock of the Company. Of this amount, 56,100 shares were held for the benefit of the holder's general account, and 17,395,041 shares were held for the benefit of the holder's clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. As of December 31, 1999, such holder had sole power to vote 2,068,300 shares, shared voting power on 15,287,187 shares, sole dispositive power on 2,068,300 shares, and shared dispositive power on 15,382,841 shares.

(2) As of May 28, 2000, 11,388,841 shares were held as trustee of the DSP. Such holder had shared voting power and shared dispositive power on all such shares.

(3) As of December 31, 1999, this holder owned 8,941,484 shares or 6.803% of the Common Stock of the Company. Of this amount, all 8,941,484 shares were beneficially owned by FMR Corp. or by certain of its affiliates and wholly-owned subsidiaries acting as investment advisor to various investment company mutual funds or as investment manager of various institutional accounts. Such entities had sole power to vote 136,294 shares and sole dispositive power on all 8,941,484 shares.

(4) As of December 31, 1999, this holder owned 7,015,133 shares or 5.34% of the Common Stock of the Company. All such shares were beneficially owned by the holder either directly or through its affiliates or subsidiaries. Such entities had sole power to vote 6,250,665 shares and sole dispositive power on all 7,015,133 shares.

                                   Item No. 1
                             ELECTION OF DIRECTORS

    GENERAL INFORMATION

    Directors will hold office until the next Annual Meeting and until their successors are duly chosen and qualify, or until their earlier resignation or removal. The Nominating Committee of the Board of Directors has inquired of each nominee, and each nominee has agreed to serve if elected. In the event that any of these nominees should become unavailable for election, this Committee may designate substitute nominees, in which event the shares represented by the proxies received will be voted for such substitute nominees unless an instruction to the contrary is included with the proxy.

    INFORMATION CONCERNING NOMINEES

Bradley D. Blum......................  Bradley D. Blum, age 46, is President of Olive Garden and an
  Director since 1997                  Executive Vice President of Darden Restaurants, Inc. Mr.
                                       Blum joined General Mills, Inc. in 1978. He was named a
                                       Director of Marketing in 1984 and became a Vice President in
                                       1989. In 1990, he was named Vice President of Marketing for
                                       Cereal Partners Worldwide, General Mills' joint venture with
                                       Nestle, headquartered in Switzerland. He joined the Company in 1994 as Senior Vice President of Marketing for Olive
                                       Garden and was named President of Olive Garden in December of 1994. He was named Senior Vice President of the Company in September of 1995 and Executive Vice President of the
                                       Company in September of 1997, at which time he was also
                                       elected to the Board of Directors.

Daniel B. Burke......................  Daniel B. Burke, age 71, retired in February, 1994 as
  Director since 1995                  President and Chief Executive Officer of Capital Cities/ABC,
                                       Inc. (now ABC, Inc.), a broadcast and publishing company, a position he had held since 1990. Mr. Burke joined Capital
                                       Cities in 1961 as General Manager of WTEN-TV. He was elected
                                       Executive Vice President and Director of Capital Cities in
                                       1967 and served as President of the Publishing Division from
                                       1969 until his election as President and Chief Operating
                                       Officer of Capital Cities in 1972. Mr. Burke became
                                       President and Chief Operating Officer of Capital Cities/ABC,
                                       Inc. in 1986 when Capital Cities completed its acquisition of American Broadcasting Companies, Inc. Mr. Burke is a
                                       director of C.F. Hathaway & Co. and the Washington Post
                                       Company.

Odie C. Donald.......................  Odie C. Donald, age 50, is President of DIRECTV, Inc., the
  Director since 1998                  nation's leading satellite television service and a unit of
                                       Hughes Electronics Corporation. Previously, he was Chief
                                       Executive Officer--Caribbean and Atlantic Islands for Cable
                                       and Wireless PLC and Group President--Customer Operations
                                       for BellSouth Telecommunications, Inc. Mr. Donald joined
                                       DIRECTV, Inc. in April 2000. He was honored by BLACK
                                       ENTERPRISE MAGAZINE for his corporate achievements in 1993 and is a trustee of the Commerce Club of Atlanta.

Julius Erving, II....................  Julius Erving, II, age 50, is President of The Erving Group,
  Director since 1998                  Vice President of RDV Sports and Executive Vice President of
                                       the Orlando Magic, a professional basketball team. Mr.
                                       Erving spent 16 years as a player for the New York Nets and the Philadelphia 76ers and was inducted into the Basketball
                                       Hall of Fame in 1993. In 1985, he joined the Philadelphia
                                       Coca-Cola Bottling Company. He has been a sports commentator with the National Broadcasting Company and an owner of
                                       Washington/Erving Motor Sports in North Carolina. For his
                                       civic work, Mr. Erving received the Jackie Robinson Award
                                       for American Black Achievement. Mr. Erving is a director of
                                       Converse, Inc., The Sports Authority, Inc., and Saks
                                       Incorporated.

Joe R. Lee...........................  Joe R. Lee, age 59, is Chief Executive Officer and Chairman
  Director since 1995                  of the Board of the Company. Mr. Lee joined Red Lobster in
                                       1967 as a member of its opening management team, and was
                                       named its President in 1975. He was elected a Vice President of General Mills, Inc. in 1976, a Group Vice President in
                                       1979, and an Executive Vice President in 1981. He was named
                                       Executive Vice President, Finance and International
                                       Restaurants in 1991, and was elected a director in 1985 and a Vice Chairman in 1992, with responsibility for various
                                       consumer foods businesses and corporate staff functions. He was named Chief Executive Officer of the Company in December of 1994. Mr. Lee is a director of Tupperware Corporation.

Richard E. Rivera....................  Richard E. Rivera, age 53, was named President of Red
  Director since 1997                  Lobster Restaurants and Executive Vice President of Darden
                                       Restaurants, Inc. in December 1997. Mr. Rivera began his
                                       career with Steak and Ale Restaurants of America and has
                                       held many leadership positions within the industry over the past 25 years. Prior to joining Red Lobster, from 1994 to
                                       1996, Mr. Rivera served as President and Chief Executive
                                       Officer of RARE Hospitality International, Inc., owner of
                                       LongHorn Steakhouse restaurants. Mr. Rivera is a director of
                                       Mexican Restaurants, Inc., formerly known as Casa Ole
                                       Restaurants.

Michael D. Rose......................  Michael D. Rose, age 58, is Chairman of Midaro Investments,
  Director since 1995                  Inc. Previously, he was Chairman of the Board of both
                                       Harrah's Entertainment, Inc. and Promus Hotel Corporation,
                                       which were created in 1995 from The Promus Companies
                                       Incorporated. Mr. Rose joined Promus' predecessor company,
                                       Holiday Corporation, in 1975, was elected President in 1979, and held that position until 1984. He was elected Chief
                                       Executive Officer in 1981 and held that position until 1994.
                                       He was elected Chairman of the Board in 1984. In 1988, he
                                       resumed the position of President, which he held until 1991.
                                       Mr. Rose assumed his present position in July 1998.
                                       Mr. Rose is a director of First Tennessee National Corp.,
                                       SteinMart, Inc., General Mills, Inc., Felcor Lodging Trust,
                                       Inc., ResortQuest International and Nextera Enterprises,
                                       Inc.

Hector de J. Ruiz....................  Hector de J. Ruiz, age 55, is President and Chief Operating
  Director since 1999                  Officer of Advanced Micro Devices in Austin, Texas.
                                       Previously, he was Executive Vice President of Motorola,
                                       Inc. and President of its Semiconductor Products Sector. Mr.
                                       Ruiz joined Motorola in 1977 as Operations Manager in East
                                       Kilbride, Scotland. In 1984, he was promoted to Vice
                                       President and General Manager of the Memory Products
                                       Division. He became Corporate Vice President and General
                                       Manager of Integrated Circuit Wafer Manufacturing in 1987,
                                       and became Corporate Vice President and Assistant General
                                       Manager of the Microprocessor Products Group in 1988. He was
                                       promoted to Senior Vice President in 1989. In 1991, he
                                       became Senior Vice President and General Manager of the
                                       Paging Products Group. Mr. Ruiz is a director of White Oaks
                                       Semiconductor, the Semiconductor Industry Association, the
                                       Texas R&D Coalition and the Austin 360 Technology Summit.

Maria A. Sastre......................  Maria A. Sastre, age 45, is Vice President--Total Guest
  Director since 1998                  Satisfaction Services for Royal Caribbean International, a
                                       unit of Royal Caribbean Cruises Ltd., a global cruise line company. Previously, she was Vice President--Latin America and Miami for United Airlines. Ms. Sastre joined United
                                       Airlines in 1992 as Director of Sales Planning--Latin
                                       America. In 1994, she was named Director of International
                                       Sales & Marketing for Asia, Europe and Latin America. She
                                       previously held managerial positions at both Continental
                                       Airlines and Eastern Airlines. She was appointed to her
                                       present position in March 2000. Ms. Sastre is a director of the United Way of Dade County, the New World Symphony and
                                       the Beacon Council. She also serves on the Greater Miami
                                       Chamber of Commerce, and the Greater Miami and the Beaches
                                       Visitor and Convention Bureau.

Jack A. Smith........................  Jack A. Smith, age 65, is the past Chief Executive Officer
  Director since 1995                  and Chairman of the Board of The Sports Authority, Inc., a
                                       chain of sporting goods stores, which he founded in 1987. He previously served as Chief Operating Officer of Herman's
                                       Sporting Goods, President and Chief Executive Officer of
                                       Diana Shops, a national women's apparel chain, and held
                                       management positions with Sears, Roebuck & Co. and
                                       Montgomery Ward Holding Corporation. He is a director of
                                       Whitehall Jewellers, Inc. and Nova Southeastern University,
                                       and is former Chairman of the National Sporting Goods
                                       Association.

Blaine Sweatt, III...................  Blaine Sweatt, III, age 52, is President, New Business
  Director since 1995                  Development and an Executive Vice President of the Company.
                                       He joined the Red Lobster organization in 1976 and was named
                                       Director of New Restaurant Concept Development in 1981. He
                                       was named a Vice President of General Mills, Inc. in 1985
                                       and a Senior Vice President in 1994. Mr. Sweatt led the
                                       teams that developed the Olive Garden, Bahama Breeze and
                                       Smokey Bones BBQ concepts, among others.

Rita P. Wilson.......................  Rita P. Wilson, age 54, is President of Allstate Indemnity
  Director since 2000                  Company, a subsidiary of Allstate Insurance Company.
                                       Ms. Wilson joined Allstate Insurance Company in 1974 and,
                                       after holding various management positions, was named
                                       Regional Vice President in 1983. Ms. Wilson was appointed
                                       Vice President--Corporate Human Resource Administration in
                                       1987, Territorial Vice President in 1988, and Senior Vice
                                       President of Corporate Relations in 1990. She was promoted to her present position in January 1999. Ms. Wilson is a
                                       past recipient of the King Legacy Award and the Women in
                                       International Industry National YWCA Award. She has been
                                       named to EBONY MAGAZINE'S Best and Brightest in Corporate
                                       America and Top 50 Black Executives lists. Ms. Wilson is a director of Allstate Insurance Company.

    THESE TWELVE (12) PERSONS WILL BE PLACED IN NOMINATION FOR ELECTION TO THE BOARD OF DIRECTORS. THE SHARES REPRESENTED BY PROXY WILL BE VOTED FOR THE ELECTION OF THESE NOMINEES UNLESS YOU SPECIFY OTHERWISE.

    BOARD COMPENSATION AND BENEFITS

    Employee directors do not receive additional compensation for serving on the Board of Directors.

    Effective upon election at the Annual Meeting on September 20, 2000, each non-employee director will receive an annual retainer of $15,000 plus $1,000 for each Board meeting attended, $700 for each committee meeting attended, or $1,000 for each committee meeting chaired. The non-employee directors' remuneration is due and paid quarterly, unless the director elects deferral of the payment. Each year, under the Company's Compensation Plan for Non-Employee Directors, the non-employee directors may elect to receive all or a portion of their cash remuneration (i) in cash payments; (ii) in cash payments deferred for any number of years through the completion of Board service, with such amounts earning interest; (iii) in Common Stock having a market value equal to the remuneration due; or (iv) in a combination of the foregoing alternatives. A total of 50,000 shares of Common Stock are authorized for issuance under the Compensation Plan for Non-Employee Directors.

    In addition to the cash remuneration, under the Company's Stock Plan for Non-Employee Directors, each non-employee director receives 3,000 shares of restricted Common Stock annually upon election or re-election. The restrictions on these shares lapse on the next year's annual meeting date. Alternatively, at the direction of each director, the delivery of such shares will be deferred until a subsequent annual meeting date or until completion of the director's Board service. The equivalent of 1,000 shares of the annual restricted stock award may be taken in cash.

    Each non-employee director also receives a one-time stock option grant for 12,500 shares of Common Stock upon initial election to the Board and an option to purchase 3,000 shares of Common Stock upon election or re-election to the Board at each Annual Meeting of Stockholders. In addition, each director may choose to receive options ("SRO's") determined to be of equal value to the cash compensation for directors' fees. All such options have an exercise price equal to the fair market value of the Common Stock on the date of grant and, except for SRO's, are exercisable after three years. SRO's are exercisable after six months. A total of 250,000 shares of Common Stock are authorized for issuance under the Stock Plan for Non-Employee Directors.

    The Company also pays the premiums on directors' and officers' liability and business travel accident insurance policies covering the directors.

    COMMITTEES OF THE BOARD

    During the fiscal year ended May 28, 2000, the Board of Directors met or took action four times and the various committees of the Board met or took action a total of 14 times. Attendance at Board meetings and all committee meetings averaged 91%. For the period of his or her Board service in fiscal 2000, each incumbent director standing for election attended a minimum of 75% of the Board meetings and the meetings of Board committees on which the director served. The committees of the Board and their membership as of the close of fiscal 2000 are described below.

    AUDIT COMMITTEE. The Audit Committee consists of six non-employee directors: Jack A. Smith (Chair), Daniel B. Burke, Julius Erving, II, Hector de
J. Ruiz, Maria A. Sastre and Rita P. Wilson. The Audit Committee met three times during fiscal 2000. The Audit Committee met again, on June 21, 2000 to determine, among other matters, the recommendation to the Board of Directors regarding the appointment of an independent auditor for shareholder vote at the Annual Meeting on September 20, 2000. The Audit Committee also met on July 13, 2000, to review the Company's audited financial statements for fiscal 2000. The Audit Committee meets separately with representatives of the Company's independent auditors and with representatives of senior management and the internal auditors. In addition to making recommendations to the Board regarding the appointment of an independent auditor for the Company, the Audit Committee reviews (i) the general scope of audit coverages; (ii) the fees charged by the independent auditors; (iii) matters relating to internal controls; (iv) the value of intangibles to be carried on the Company's financial statements; and
(v) the expenses of senior executives. For further details on actions of the Audit Committee, please refer to the Report of the Audit Committee appearing later in this Proxy Statement.

    COMPENSATION COMMITTEE. The Compensation Committee consists of six non-employee directors: Michael D. Rose (Chair), Daniel B. Burke, Odie C. Donald, Maria A. Sastre, Jack A. Smith and Rita P. Wilson. The Compensation Committee met five times during fiscal 2000. The Compensation Committee administers the stock option and incentive plans of the Company, and in this capacity it makes or reviews all option grants or awards under these plans. In addition, the Compensation Committee makes recommendations to the Board with respect to the compensation of the Chief Executive Officer and other senior management serving on the Board, and reviews the compensation paid to other corporate officers. The Compensation Committee also recommends the establishment of policies dealing with various compensation and employee benefit plans for the Company. See the Compensation Committee's report on executive compensation and the section entitled "Board Compensation and Benefits", which details compensation to be paid to non-employee directors effective on their election on September 20, 2000, both contained in this Proxy Statement.

    EXECUTIVE COMMITTEE.  The Executive Committee consists of six directors: Joe
R. Lee (Chair), Daniel B. Burke, Julius Erving, II, Michael D. Rose, Hector de
J. Ruiz and Jack A. Smith. The Executive Committee did not meet in fiscal 2000. Pursuant to the Company's By-Laws, the Executive Committee has the authority to take all actions that could be taken by the full Board of Directors. The Committee may meet between regularly scheduled Board meetings to take such action as is necessary for the efficient operation of the Company.

    FINANCE COMMITTEE. The Finance Committee consists of four non-employee directors: Maria A. Sastre (Chair), Michael D. Rose, Hector de J. Ruiz and Rita
P. Wilson. The Finance Committee met twice during fiscal 2000. The Finance Committee reviews and makes recommendations relating to public offerings of debt and equity securities, major borrowing commitments and other significant financial transactions, including the dividend policy of the Company.

    NOMINATING AND GOVERNANCE COMMITTEE. The Nominating and Governance Committee consists of four non-employee directors: Daniel B. Burke (Chair), Odie
C. Donald, Julius Erving, II and Michael D. Rose. The Nominating and Governance Committee met three times during fiscal 2000. In addition, the Nominating and Governance Committee met on June 21, 2000 to nominate directors for election at the Annual Meeting of Stockholders on September 20, 2000. The Nominating and Governance Committee's duties include reviewing policies and procedures of the Board of Directors, as well as proposing a slate of directors for election by the stockholders at each annual meeting, and proposing candidates to fill vacancies on the Board. The Committee conducts research to identify suitable candidates for Board membership, seeking individuals who will make a substantial contribution to the Company. The Committee will consider candidates proposed by stockholders. Generally, candidates must be highly qualified and have a sincere desire to serve on the Board. They should represent the interests of all stockholders and not those of a special interest group. Aside from directors' fees and stock ownership, a non-employee director may have no more than an insignificant financial relationship with the Company, except that members of the Compensation and the Nominating and Governance Committees may not have any such financial relationship. A stockholder wishing to nominate a candidate should forward the candidate's name and a detailed background of the candidate's qualifications to the Secretary of the Company.

    PUBLIC RESPONSIBILITY COMMITTEE. The Public Responsibility Committee consists of four non-employee directors: Odie C. Donald (Chair), Julius Erving, II, Hector de J. Ruiz and Jack A. Smith. The Public Responsibility Committee met once during fiscal 2000, and again, on June 21, 2000. The duties of the Public Responsibility Committee are to review and make recommendations regarding the Company's policies, programs and practices to assure that they are consistent with social and legal obligations to employees, consumers and society.

    SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

    Set forth in the following table is the beneficial ownership of Common Stock as of May 28, 2000 for each director, each officer named in the Summary Compensation Table appearing later in this Proxy Statement, and all directors and officers as a group. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares held by such beneficial owner.

                                                    AMOUNT AND NATURE OF             PERCENT OF COMMON
NAME OF BENEFICIAL OWNER                           BENEFICIAL OWNERSHIP(1)         STOCK OUTSTANDING (2)
------------------------                           -----------------------         ---------------------
Bradley D. Blum..................................           549,764(3)                   *
Daniel B. Burke..................................            30,499(4)                   *
Odie C. Donald...................................             4,088(4)                   *
Julius Erving, II................................                25(4)                   *
Joe R. Lee.......................................         2,045,004(5)(6)                   1.67%
Clarence Otis, Jr................................            84,152                      *
Richard E. Rivera................................           389,784                      *
Michael D. Rose..................................            42,673(4)                   *
Hector de J. Ruiz................................             7,227                      *
Maria A. Sastre..................................             8,929                      *
Jack A. Smith....................................            37,570(4)                   *
Blaine Sweatt, III...............................           657,062(5)                   *
Rita P. Wilson...................................                 0                      *
All Directors and Officers as a Group
  (22 persons)...................................         5,113,926                         4.10%

------------------------

(1) Includes the following shares subject to options exercisable within 60 days of May 28, 2000: Bradley D. Blum, 345,763 shares; Daniel B. Burke, 12,157 shares; Odie C. Donald, 1,050 shares; Joe R. Lee, 1,500,418 shares; Richard
    E. Rivera, 240,000 shares; Michael D. Rose, 26,408 shares; Maria A. Sastre, 4,929 shares; Jack A. Smith, 12,500 shares; Blaine Sweatt, III, 505,502 shares; and all Directors and Officers as a group, 3,643,910 shares. Also includes restricted stock as of May 28, 2000 and the fiscal 2000 restricted awards granted June 21, 2000, as follows: Bradley D. Blum, 88,554 shares; Joe R. Lee, 62,740 shares; Clarence Otis, Jr., 34,738 shares; Richard E. Rivera, 78,986 shares; Hector de J. Ruiz, 3,000 shares; Maria A. Sastre, 2,000 shares; Jack A. Smith, 3,000 shares; and Blaine Sweatt, III, 32,857 shares. Does not include the following deferred restricted stock: Daniel B. Burke, 6,000 units; Odie C. Donald, 6,000 units; Julius Erving, II, 6,000 units; Michael D. Rose, 6,000 units; and Rita P. Wilson, 2,000 units.

(2) As of May 28, 2000, no director or named officer, except Joe R. Lee, beneficially owned more than one percent of the outstanding Common Stock of the Company.

(3) Includes 200 shares held in a trust for a family member.

(4) Includes the following shares held in the common stock fund of the non-employee Director's deferred compensation plan: Daniel B. Burke, 38 shares; Odie C. Donald, 38 shares; Julius Erving, II, 25 shares; Jack A. Smith, 9,321 shares; and Michael D. Rose, 1,311 shares. The director or named officer does not have voting power with respect to the shares held by such beneficial owner.

(5) Includes the following shares allocated to the DSP accounts of the named officer as of May 28, 2000: Joe R. Lee, 962 shares; and Blaine Sweatt, III, 1,426 shares.

(6) Includes 800 shares owned by Joe R. Lee's wife.

    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Certain executive officers of the Company, including executive officers nominated for re-election to the Board of Directors, participate in the 1998 Stock Purchase/Loan Program, described in the section entitled "Stock Ownership Guidelines and Stock Purchase/Loan Opportunity" appearing later in this

Proxy Statement. Specific information concerning outstanding loan balances for certain executive officers is provided in the section entitled "Loans to Executive Officers" appearing in this Proxy Statement in the Report of Compensation Committee on Executive Compensation.

                                   Item No. 2

              APPROVAL OF THE APPOINTMENT OF INDEPENDENT AUDITORS

    The stockholders are asked to consider and approve the appointment by the Board of Directors of KPMG LLP ("KPMG"), an independent certified public accounting firm, to audit the consolidated financial statements of the Company for the fiscal year beginning May 29, 2000. KPMG has audited the financial statements of the Company since 1995. Representatives of the firm will attend the Annual Meeting, will have the opportunity to make a statement if they desire, and will also be available to answer questions.

    THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                                   Item No. 3

                    APPROVAL OF THE DARDEN RESTAURANTS, INC.
                   MANAGEMENT AND PROFESSIONAL INCENTIVE PLAN

    HISTORICAL INFORMATION

    The Darden Restaurants, Inc. Management and Professional Incentive Plan, previously known as the Management Incentive Plan (the "MIP") was approved and adopted by General Mills, Inc. ("General Mills") as the sole stockholder of the Company on February 27, 1995, and became effective on the distribution of all of the Common Stock of the Company to the stockholders of General Mills on May 28, 1995 (the "Distribution"). The MIP was amended by the Board of Directors of the Company effective May 23, 1996 and June 21, 1999. In addition, pursuant to the Omnibus Budget Reconciliation Act of 1993 (the "1993 Budget Act"), the MIP was submitted to and approved by the Company's stockholders on September 19, 1996, at the first annual meeting of stockholders following the Distribution. The 1993 Budget Act and corresponding Section 162(m) of the Internal Revenue Code (the "Code") created new criteria for tax deductions by public corporations for certain levels of executive compensation.

    The Company uses the MIP to provide incentive bonuses to officers and other management personnel. MIP bonuses are awarded in cash, restricted stock, or a combination of the two. All restricted stock awarded under the MIP is issued from Common Stock authorized under the Amended and Restated Stock Option and Long-Term Incentive Plan of 1995, as approved at the Annual Meeting of Stockholders on September 23, 1999 (the "1995 Plan"). At this time, no additional shares of Common Stock are being authorized for issuance under the MIP.

    THE PROPOSED AMENDMENTS

    On June 21, 2000, the Compensation Committee recommended and, subject to approval at the Annual Meeting of Stockholders on September 20, 2000, the Board of Directors approved the restatement and amendment of the MIP. The amendments, if approved by the Company's stockholders, would accomplish the following:

    - clarify provisions which establish continued deductibility, under
      Section 162(m) of the Code, of all MIP incentive payments;

    - identify performance measures available to the Compensation Committee in establishing annual Company targets and ratings; and

    - update and improve the format of the MIP through a restatement.

    More specifically, the Company and the Board of Directors have approved a new format for the MIP which provides direction to the Compensation Committee in designing annual performance goals and objectives, establishes minimum Company performance levels below which no MIP awards can be made, and defines a maximum incentive that can be paid to any individual. In this regard, and in order to continue to comply with Section 162(m) of the Code, the MIP will include:

    - a requirement that positive consolidated earnings be achieved as a general performance objective and a condition to all incentive awards;

    - performance measures that may be used to establish annual Company performance targets and ratings (such performance measures may include, but are not limited to, earnings per share, return on capital, return on sales, cash flow, market share, revenue growth, earnings growth, return on gross investment, total shareholder return and operating profit);

    - the establishment of a maximum of 0.2% of annual Company sales for cash incentive awards paid to any single individual for a given year.

    As in the past, the Compensation Committee will approve all annual performance targets and bonuses to be paid under the MIP. The amended and restated MIP, as approved and recommended by the Board of Directors, is attached as APPENDIX A.

    ADDITIONAL BACKGROUND INFORMATION AND PROVISIONS OF THE MIP

    Payment of bonuses to executive officers and management of the Company is determined by the Compensation Committee pursuant to the terms and conditions of the MIP. Awards under the MIP are based on corporate performance, business unit performance and personal performance. Generally, the corporate performance rating has been based on percentage growth in earnings per share over the prior year, the return on capital such earnings generated in the current year, and sales growth. Business unit ratings have been based primarily on profit performance, return on capital and sales growth, while market share performance and other factors are also considered. Personal ratings have included such factors as overall job performance, contribution to the strategic plan, leadership development, workplace diversity, and involvement in industry, civic and public affairs. Both business unit and personal ratings are heavily dependent on achievement of financial objectives.

    Based on current guidelines, corporate and business unit ratings can range from 0 to 2.0. Personal ratings can range from 0 to 1.5 with an additional 0.2 incremental opportunity for the Company to recognize truly exceptional performance in connection with its strategic initiatives. For executive officers, the participant's target incentive participation rate (a percentage of base salary that increases for positions of greater responsibility within the Company) is multiplied both by the individual's performance rating and by the corporate and, if applicable, business unit rating, typically weighted according to the following guidelines to determine the cash incentive award:

                                                                         BUSINESS
                                                  CORPORATE POSITION   UNIT POSITION
                                                  ------------------   -------------
Senior Corporate Officer........................         100%                0%
Restaurant Concept Presidents...................          20%               80%
Restaurant Concept Officers.....................           0%              100%
Corporate Staff Officers........................         100%                0%

    Under the MIP, incentive awards are made annually to key executives as determined and approved by the Compensation Committee. Receipt of cash awards under the MIP may be deferred in part to a subsequent date or to retirement. Each year, if approved by the Compensation Committee, a MIP participant may receive an award of restricted stock equal to the value of a designated percentage of his MIP cash bonus. To be eligible to receive the restricted stock award, the Participant must deposit and maintain with the Company personally-owned shares of Common Stock. The restricted stock is awarded from shares authorized for issuance under the 1995 Plan. Beginning in fiscal 2000, awards made to officers under the stock matching program have vesting schedules tied to the attainment of future performance goals, such as revenue growth. The restricted shares vest for officers at the earlier of achievement of the performance target or ten years. For other management personnel, restricted shares vest in three years. In both cases, for the restricted shares to vest, the participant's deposit shares must remain with the Company throughout the required deposit period. Restricted shares also vest in full if there is a Change in Control as defined in the MIP.

    Cash incentives paid and restricted stock awarded in fiscal 2000 to the five most highly compensated executive officers are set forth in the Summary Compensation Table. Cash incentives were paid and restricted stock was awarded under the MIP to the following groups during fiscal 2000:

                                                      TOTAL MIP       RESTRICTED
                                                    CASH INCENTIVE   STOCK AWARDED
                                                         ($)          (# SHARES)
                                                    --------------   -------------
All current executive officers, as a group (14
  officers).......................................   $ 4,354,464        138,232
All current non-employee directors, as a group....   $         0              0
All employees who are not executive officers, as a
  group...........................................   $11,154,666        149,841

    While the MIP, as amended and restated, would afford limited flexibility to the Compensation Committee to vary the guidelines under which incentive awards are made, no immediate changes are anticipated. Variations in the guidelines would be introduced only at such time and in such fashion as the Compensation Committee deems appropriate under existing market conditions to retain and incent key executives and management of the Company.

    THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE PROPOSAL TO APPROVE THE MANAGEMENT AND PROFESSIONAL INCENTIVE PLAN, AND YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

                                 OTHER BUSINESS

    The Company is not aware of any business to be acted upon at the Annual Meeting other than as explained in this Proxy Statement. If other business calling for a vote of the stockholders is properly presented at the meeting, the holders of the proxies will vote your shares in accordance with their best judgment.

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the cash compensation and certain other components of compensation for the last three fiscal years of the Chief Executive Officer and the Company's four other most highly compensated executive officers.

                                                                                     LONG TERM
                                               ANNUAL COMPENSATION              COMPENSATION AWARDS
                                       ------------------------------------   ------------------------
                                                              OTHER ANNUAL     RESTRICTED                  ALL OTHER
                                        SALARY      BONUS     COMPENSATION    STOCK AWARDS    OPTIONS    COMPENSATION
NAME AND PRINCIPAL POSITION      YEAR    ($)         ($)         ($)(1)        ($)(2)(3)     (#)(4)(5)      ($)(6)
---------------------------      ----  --------   ---------   -------------   ------------   ---------   -------------
J. R. LEE......................  2000  738,557    1,107,800      28,846          553,900      275,000       483,595
Chairman of the Board and        1999  693,750    1,005,900      27,500          251,475      275,000       489,629
Chief Executive Officer          1998  599,038      449,300(4)       467         224,650      390,766       396,516

B. D. BLUM.....................  2000  493,461      592,200         745          296,100      140,000       165,065
President,                       1999  438,845      526,600         830          131,650      124,480       139,829
Olive Garden                     1998  348,076      399,000         243        1,195,691(7)   103,332        94,274

R. E. RIVERA...................  2000  525,000      630,000           0          315,000      100,000       190,590
President,                       1999  504,326      459,500      43,688          114,875      100,000       109,400
Red Lobster                      1998  234,890      234,900         445        1,258,725(8)   429,166(9)    236,066(10)

B. SWEATT, III.................  2000  391,826      198,423      11,538           99,212      100,000       116,418
President,                       1999  366,826      396,200           0           99,050      110,000       186,291
New Business Division            1998  339,422    1,788,200(11)       137        303,964(11)  103,332       192,817

C. OTIS, JR....................  2000  288,825      245,900           0          444,200(12)   40,000        60,455
Senior Vice President,           1999  259,807      208,200           0           52,050       35,000        50,868
Chief Financial Officer          1998  232,018      174,100         179           43,525       32,123        35,924

------------------------------
(1) Except where noted, the amounts relate to tax gross-ups for commissions paid by the Company for the 1998 Stock Purchase/ Loan Program. For J. R. Lee in 1999 and 2000, these amounts relate to reimbursement for unused vacation. For R. E. Rivera in 1999, this amount relates to tax gross-ups for relocation expenses and non-deductible moving expenses. For B. Sweatt, III in 2000, this amount relates to reimbursement for unused vacation.

(2) Except where noted, amounts under this column for fiscal 2000 are based on the fair market value ($15.75) of Common Stock as of June 21, 2000, which determined the value of restricted stock granted on that date under the MIP. Under the MIP, participants must deposit with the Company personally-owned shares of Common Stock for shares of restricted stock awarded and, for the restricted stock to vest, a participant's shares must remain on deposit until the end of the corresponding restricted period. Beginning with the fiscal 2000 awards, restricted shares vest for officers at the earlier of achievement of a performance target or ten years. Regular dividends are paid on all restricted shares. Restricted stock immediately vests in the event of a change of control. The number and aggregate value of restricted stock holdings, including the 2000 award (valued at the fair market value of $15.75 as of June 21, 2000) and all other awards (valued at the fair market value of $18.7188 as of May 26, 2000) total: J. R. Lee--62,740 shares ($1,070,011); B. D. Blum--88,554 shares ($1,601,811); R. E. Rivera--78,986 shares ($1,419,147); B. Sweatt, III--32,857 shares ($596,343); and C. Otis,
    Jr.--34,738 shares ($627,079).

(3) Amounts for fiscal 1999 are based on the value ($21.9375) of Common Stock as of June 22, 1999, and amounts for fiscal 1998 are based on the value ($15.6563) of Common Stock as of June 23, 1998, which determine the value of restricted stock granted on that date under the MIP.

(4) J. R. Lee elected to receive a portion of his 1998 bonus in SRO's. As a result, he received 96,044 options in lieu of 50% of his bonus.

(5) The following officers participated in the 1998 Stock Purchase/Loan Program. According to the terms of this program, the officer received two options for every share of Common Stock purchased during a specified window period. J.
    R. Lee received 44,722 options; B. D. Blum received 23,332 options; R. E. Rivera received 29,166 options; B. Sweatt, III received 23,332 options; and
    C. Otis, Jr. received 17,108 options. In 1999, B. D. Blum received an additional 4,480 options as a result of an increase in his ownership guidelines.

(6) For fiscal year 2000, these amounts relate to FlexComp, the Company's nonqualified deferred compensation plan.

(7) For B. D. Blum, the Board approved a one-time award of 70,000 restricted shares valued at $1,095,941 based on the fair market value ($15.6563) of Common Stock on the date of grant, June 23, 1998. These shares vest 25% each year over a four-year period.

(8) For R. E. Rivera, an award of 100,000 restricted shares was granted on the date of hire. The amount of the award is based on the fair market value of Common Stock ($12.00) on the date of grant (December 12, 1997). These shares vest 25% each year over a period of four years.

(9) For R. E. Rivera, an award of 400,000 bonus replacement options were granted as an employment bonus on the date of hire (December 12, 1997). The options fully vest over a period of four years.

(10) R. E. Rivera was hired on December 12, 1997. As part of his employment offer, he received a sign-on bonus of $235,000 of which he deferred payment of $100,000.

(11) Pursuant to a performance agreement based on successful efforts in developing the Bahama Breeze concept, B. Sweatt, III received a special one-time bonus of $1,650,000 and 17,208 shares of restricted stock valued at $269,413 (based on the fair market value of $15.6563 of the Company's stock on the date of grant, June 23, 1998). During the development period of four years, his MIP bonus had been reduced by 65%.

(12) C. Otis, Jr. received a one-time restricted stock grant of 20,000 shares related to his promotion to Senior Vice President, Chief Financial Officer. The restricted stock is valued at $321,250 (based on the fair market value of $16.0625 on December 16, 1999) and vests 25% each year over a four-year period.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The following table summarizes awards of stock options in fiscal 2000 to the executive officers named in the Summary Compensation Table.

                                                                                    POTENTIAL REALIZABLE VALUE AT
                                                                                       ASSUMED ANNUAL RATES OF
                                                                                      STOCK PRICE APPRECIATION
                                          INDIVIDUAL GRANTS (1)                        FOR OPTION TERM ($)(2)
                         --------------------------------------------------------   -----------------------------
                           NUMBER OF        % OF TOTAL
                           SECURITIES        OPTIONS
                           UNDERLYING        GRANTED       EXERCISE
                            OPTIONS        TO EMPLOYEES      PRICE     EXPIRATION
NAME                     GRANTED (#)(3)   IN FISCAL YEAR   ($/SHARE)      DATE         5% ($)          10%($)
----                     --------------   --------------   ---------   ----------   -------------   -------------
J. R. Lee..............     275,000             7.38%       21.9375      6/22/09      $3,793,981      $9,614,734
B. D. Blum.............     140,000             3.76%       21.9375      6/22/09      $1,931,481      $4,894,773
R. E. Rivera...........     100,000             2.68%       21.9375      6/22/09      $1,379,629      $3,496,267
B. Sweatt, III.........     100,000             2.68%       21.9375      6/22/09      $1,379,629      $3,496,267
C. Otis, Jr............      40,000             1.07%       21.9375      6/22/09      $  551,851      $1,398,506

------------------------

(1) All options are granted at the fair market value of the Common Stock on the grant date (June 22, 1999) and generally expire ten years from the grant date. All options vest immediately in the event of a change of control.

(2) These assumed values result from certain prescribed rates of stock price appreciation. The actual value of these option grants is dependent on future performance of the Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved.

(3) These stock option grants under the 1995 Plan become exercisable according to the following schedule: 50% on June 22, 2002 and 50% on June 22, 2003.

                                 STOCK OPTIONS

    The following table summarizes the stock option exercises by the executive officers named in the Summary Compensation Table during fiscal year 2000 and the value of the stock options held by such officers at the end of the fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                       NUMBER OF SECURITIES
                                                                  UNDERLYING UNEXERCISED OPTIONS
                                                                      AT FISCAL YEAR END (#)
                                                     ---------------------------------------------------------
                           SHARES
                          ACQUIRED        VALUE          CONVERSION PLAN (1)              1995 PLAN (2)
                        ON EXERCISE      REALIZED    ---------------------------   ---------------------------
NAME                        (#)            ($)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                   --------------   ----------   -----------   -------------   -----------   -------------
J. R. Lee............     119,647       $1,850,855     717,155           --          135,902       1,344,722

B. D. Blum...........      22,347       $  229,973     149,197           --           24,900         487,812

R. E. Rivera.........          --               --          --           --          240,000         389,166

B. Sweatt, III.......      63,384       $  962,356     267,336           --           26,500         473,332

C. Otis, Jr..........          --               --          --           --               --         122,108


                          VALUE OF UNEXERCISED
                          IN-THE-MONEY OPTIONS
                        AT FISCAL YEAR END ($)(3)
                       ---------------------------
NAME                   EXERCISABLE   UNEXERCISABLE
----                   -----------   -------------
J. R. Lee............  $6,834,884     $7,597,182
B. D. Blum...........  $1,469,235     $2,319,379
R. E. Rivera.........  $1,612,512     $1,577,219
B. Sweatt, III.......  $2,487,155     $2,586,146
C. Otis, Jr..........          --     $  537,833

------------------------------

(1) These options were granted as a result of the conversion in 1995 of General Mills stock options previously granted to the named officers. General Mills options were adjusted so that two-thirds of the aggregate economic value of each stock option grant was retained in adjusted General Mills stock options, and one-third of the aggregate economic value of each stock option grant was converted into newly issued stock options for Company Common Stock. Both the price and number of General Mills stock options were adjusted. General Mills stock options retained by the named officers are not reported in this table. The aggregate economic value at the date of conversion of each named officer's stock option grants was neither increased nor decreased as a result of these adjustments, other than small differences due to rounding of whole shares.

(2) These options were granted from the 1995 Plan.

(3) Value of all unexercised options equals the fair market value at May 26, 2000 ($18.7188) of the shares underlying in-the-money options, less the exercise price, times the number of in-the-money options outstanding.

    CHANGE IN CONTROL ARRANGEMENTS

    As of May 28, 2000, the Company had management continuity agreements with 14 of its executive officers, including those named in the Summary Compensation Table. The agreements provide for guaranteed severance payments equal to three times the annual compensation of the officer (salary plus cash bonus award) and continuation of health and similar benefits for a three-year period if the officer is terminated without cause within two years after a change of control. The agreements also provide that the severance payment shall be reduced by an amount necessary to ensure that the payments are not subject to any excise taxes that might otherwise be payable under Section 4999 of the Code or any similar tax. The Company also has entered into related trust agreements to provide for payment of amounts under its non-qualified deferred compensation plans, including the non-employee directors' compensation plans, the MIP, FlexComp and the management continuity agreements. Full funding is required in the event of a change of control. To date, only a nominal amount has been paid into each trust.

    In addition, stock options, restricted stock and restricted stock units issued under the 1995 Plan and the Stock Option and Long-Term Incentive Conversion Plan all vest in full immediately upon a change of control, as defined in those plans.

    STOCK OWNERSHIP GUIDELINES AND STOCK PURCHASE/LOAN OPPORTUNITY

    In June 1997, the Company adopted stock ownership guidelines for executive management. Under the guidelines, the Chief Executive Officer is to own, after seven years, Common Stock valued at a multiple of four times base salary. Other officer guidelines range from a multiple of three times base salary to one-half times base salary, depending on the level of responsibility in the organization. To assist the executive in meeting these guidelines, the Company implemented a stock purchase/loan program (the "1998 Stock Purchase/Loan Program") under the 1995 Plan that awards two options for every new share purchased, up to a maximum total share value equal to a designated percentage of the executive's base compensation. The loan is full recourse and interest bearing, with a maximum loan amount of 75% of the value of the stock purchased. All stock purchased is held on deposit with the Company until the loan payment requirements are met. As of May 28, 2000, 63 current officers have participated in the 1998 Stock Purchase/Loan Program. The program has resulted in the purchase of a total of 225,743 shares by Company officers.

           REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors (for purposes of this report, the "Committee") is composed entirely of independent outside directors (see the section entitled "Committees of the Board" in this Proxy Statement). The Committee is responsible for setting and administering the policies that govern both annual compensation and stock ownership programs. The Committee annually certifies corporate performance objectives and evaluates the Company's corporate performance for incentive plans.

    From time to time the Committee uses independent consultants to provide it with background information to assist it in performing its duties. During fiscal 2000, the Committee engaged the services of two nationally known compensation consulting firms to review and analyze the Company's compensation program. Those firms advised the Committee that:

    - The current program is sound in its focus on performance;

    - The current program makes appropriate use of short and long-term incentives; and

    - The current program places greater emphasis on long-term incentives than the pay programs of most of the Company's competitors, and as a result, creates strong alignment of the interests of management with those of stockholders.

    The Company uses cash and stock-based compensation for three purposes:
(1) to focus executives on short and long-term business strategy; (2) to reward individual, business unit and corporate performance; and (3) to align executives' interests with those of stockholders. Ultimately, the goal is to maximize the success of the Company. As detailed in the Summary Compensation Table contained in this Proxy Statement, a significant portion of the Company's pay for executives is variable and is linked to performance.

    CASH COMPENSATION

    The Company's goal for cash compensation is to pay competitive base salaries, with potential incentive bonuses under the MIP. If individual and corporate or unit performance is above average compared with the compensation peer group described below, then total cash compensation also will be above average within that group. Conversely, if performance is below average compared with the compensation peer group, then total cash compensation will also be below average.

    The peer group against which compensation and performance are compared is comprised of publicly-traded chain restaurant companies with substantial capitalization. Supplemental pay data is obtained from hospitality, retail and other general industry companies.

    The compensation peer group is a broader group than the S&P Restaurant Index used in the Total Shareholder Return performance graph at the end of this Proxy Statement. The S&P Restaurant Index is the only published index for purposes of such comparison, but does not include all appropriate comparable companies for compensation purposes.

    The Company also encourages executives to exchange cash compensation for stock-based compensation. This is discussed below in the section entitled "Stock-Based Compensation".

    BASE SALARY INCREASES

    Base salary increases, if any, for executive officers are determined annually by the Committee based on the individual performance of the executive officer and the executive's pay relative to the compensation peer group. The budgeted salary increase for all employees is also considered in determining base salary increases for executive officers.

    MANAGEMENT AND PROFESSIONAL INCENTIVE PLAN

    Annual cash incentive awards are granted by the Committee to executive officers under the MIP. Awards to key executives are based on the impact of the individual's position on overall corporate results as measured by the position, level and base salary of the individual and the degree to which the individual can affect the results. Awards to executives who also serve as directors are subject to Board approval. For further discussion of the MIP, see Item No. 3 in this Proxy Statement.

    For fiscal 2000, the Company's business plan established targets of 17.7% growth in diluted earnings per share ("EPS") and 10.8% return on average capital ("ROC"). Pursuant to the terms and conditions of the MIP, the Committee met on June 21, 2000, to evaluate the Company's performance and determine a corporate rating. This rating is based upon diluted EPS growth and ROC actually achieved for the 2000 fiscal year compared to the targets approved by the Committee at the inception of the fiscal year. For fiscal 2000, the corporate ratings could range from 0 to 2.0, with a rating of 1.30 if the targets were achieved. With an EPS growth before net restructuring credit of 36% (diluted) and ROC of 12.3%, the Company met the required level of performance for a 2.0 corporate rating.

    For fiscal 2001, the Compensation Committee seeks to encourage continuation of the momentum of significant improvement achieved in fiscal 2000. The fiscal 2001 targets require achievement of aggressive levels of EPS growth, ROC and revenue growth.

    STOCK-BASED COMPENSATION

    The Committee and management believe that broad and deep employee stock ownership effectively facilitates the building of stockholder wealth and aligns the interests of employees with those of the stockholders. At the end of fiscal 2000, approximately 23.5% of the Company's outstanding shares were owned either by the Employee Stock Ownership Plan portion of the DSP, or by employees and non-employee members of the Board of Directors, or were under options granted to employees and non-employee members of the Board of Directors.

    The 1995 Plan enables the Company to attract and retain able employees by the awarding of stock options, restricted stock and restricted stock units. Awards are made to employees, including most restaurant managers and salaried personnel meeting minimum service requirements, who are responsible for the growth and sound development of the business of the Company.

    Regular stock options are granted by the Committee to the executive officers and other employees based on their potential impact on corporate results (i.e., the employee's level of responsibility in the organization) and on their individual performance. A total of 66 officers were granted options under this program in fiscal 2000, and on June 21, 2000, options were granted to an additional 3,426 employees. Stock option grants to the Chief Executive Officer and other executive officers are periodically reviewed against option grants made by other large restaurant, hospitality and retail companies in the compensation peer group previously described.

    The provisions of the 1995 Plan permit executives to exchange part of their annual cash incentive payout for a grant of additional stock options, referred to as SRO's. The size of the option grant is based on the amount of the incentive payout being exchanged and the present value of the stock options to be received. Executive officers may elect to exchange a maximum of 50% of their annual cash incentive payout for a grant of SRO's.

    The 1995 Plan also authorizes the Committee to make awards to selected employees of restricted stock and restricted stock units of up to 1,500,000 of the 22,200,000 shares presently authorized under the plan. The Committee determines the number of shares to be awarded, the length of the restricted period, the purchase price, if any, to be paid by the participant, and whether any other restrictions will be imposed with respect to the awards.

    The majority of restricted shares have been and will be granted as part of the stock matching program for participants in the MIP, which requires the participant to place on deposit a specified number of shares of Common Stock owned for shares of restricted stock awarded. The size of each restricted stock award in that program is equal in value to 15%, 30% or 50% (depending on position level) of the participant's annual cash incentive award.

    The Summary Compensation Table in this Proxy Statement summarizes the options and restricted stock awards granted in fiscal 2000 to the five most highly compensated executive officers. Included in the totals are options granted as SRO's.

    FLEXCOMP BENEFITS

    None of the Company's executive officers presently participate in a defined contribution or defined benefit retirement plan qualified under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Instead, they participate in FlexComp, a nonqualified deferred compensation arrangement. The Company's annual FlexComp contribution equals from 1.5% to 6% (based on Company performance) of the executive's eligible annual earnings plus an additional percent of the executive's eligible annual earnings based on the executive's age and, if applicable, years of service during which the executive was covered by a qualified retirement plan. After June 25, 2000, new participants will instead receive a FlexComp contribution of 4% per year in place of the current age and service contributions. FlexComp participants elect to have their FlexComp contributions credited with rates of return based on several investment alternatives. Therefore, the plan does not have a guaranteed retirement benefit. The annual FlexComp contributions made by the Company for the accounts of the five most highly compensated executive officers are shown in the All Other Compensation column of the Summary Compensation Table in this Proxy Statement.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    During fiscal year 2000, the Committee increased the Chief Executive Officer's base salary from $715,000 to $750,000 based on performance and an assessment of competitive market compensation practices for Chief Executive Officers. The Committee also approved a fiscal 2000 annual grant of 275,000 stock options for Mr. Lee.

    The Committee met on June 21, 2000, to evaluate the Chief Executive Officer's performance for fiscal 2000 and its evaluation was reported to the independent directors of the Board. For fiscal 2000, the Compensation Committee performance rating for Mr. Lee resulted in a bonus of $1,107,800. The rating and resulting bonus for Mr. Lee are based on his having exceeded stated financial targets (i.e., EPS, ROC, return on sales, adjusted debt to adjusted capital ratio, fixed charge coverage ratio, and growth in operating profit), his success in strengthening the organizational structure and depth of management talent, and his success in positioning the organization for growth.

    LOANS TO EXECUTIVE OFFICERS

    Each of the following executives listed in the Summary Compensation Table received loans equaling up to 75% of the value of the stock he purchased in connection with his participation in the 1998 Stock Purchase/Loan Program. This program was designed to assist the executive in achieving the Company's stock ownership guidelines, described in this Proxy Statement under the section entitled "Stock Ownership Guidelines and Stock Purchase/Loan Opportunity." The interest rate for a loan under this program is the applicable federal rate for mid-term loans with semi-annual compounding for the month in which the loan originates. As of May 28, 2000, the outstanding principal balances of loans under this program for the executive officers named in the Summary Compensation Table, and their maximum outstanding principal balances for fiscal 2000, are: J.
R. Lee, $154,291; B. D. Blum, $114,909; R. E. Rivera, $135,870; B. Sweatt, III,
$58,229; and C. Otis, Jr., $58,432. The outstanding principal balances of loans for all participants of the program totalled $1,867,551 as of the end of fiscal year 2000.

    DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Unless the conditions specified in the regulations under Section 162(m) of the Internal Revenue Code are met, the Company may not be entitled to deduct, for federal income tax purposes, certain compensation in excess of $1 million per year paid to persons named in the Summary Compensation Table. The Company believes that it meets all requirements for deductibility of executive compensation. In part, to assure continued deductibility of this compensation, the Committee has recommended and the Board of Directors has approved the submission of the MIP for adoption by shareholders at the Annual Meeting of Stockholders on September 20, 2000. The Company will continue to monitor whether its plans require amendment to continue to meet the deductibility requirements of the tax law without compromising the flexibility needed to meet the Company's executive compensation goals.

    SUMMARY

    The Compensation Committee is satisfied that the compensation and long-term incentive plans provided to the Chief Executive Officer and the other executive officers are structured and administered to support the Company's business strategy and to create strong linkage and alignment with the long-term best interests of the Company and its stockholders. The Committee will periodically reevaluate these programs to ensure they continue to do so.

                                          COMPENSATION COMMITTEE
                                          Michael D. Rose, Chair
                                          Daniel B. Burke
                                          Odie C. Donald
                                          Maria A. Sastre
                                          Jack A. Smith
                                          Rita P. Wilson

                         REPORT OF THE AUDIT COMMITTEE

    The Audit Committee of the Board of Directors (the "Committee") is composed of six independent non-employee directors. The Audit Committee has adopted a formal written charter, which is attached as APPENDIX B. The Audit Committee fulfilled its responsibilities under and remained in compliance with the charter during fiscal year 2000. Furthermore, the Committee has prepared the following report on its activities with respect to the Company's audited financial statements for the fiscal year ended May 28, 2000 (the "audited financial statements").

    - The Committee has reviewed and discussed the audited financial statements with management of the Company.

    - The Committee has discussed with KPMG LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61.

    - The Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, and has discussed with KPMG LLP its independence from the Company.

    - Based on and relying on the review and discussions described above, the Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended May 28, 2000, for filing with the U.S. Securities and Exchange Commission.

                                      AUDIT COMMITTEE

                                      Jack A. Smith, Chair
                                      Daniel B. Burke
                                      Julius Erving, II
                                      Hector de J. Ruiz
                                      Maria A. Sastre
                                      Rita P. Wilson

                      COMPARISON OF FIVE-YEAR TOTAL RETURN
         BASED ON A $100 INVESTMENT ON THE DISTRIBUTION DATE (5/29/95)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                          MAY-95  NOV-95  MAY-96  NOV-96  MAY-97  NOV-97  MAY-98  NOV-98  MAY-99  NOV-99  MAY-00
Darden Restaurants, Inc.     100  103.81  108.75   79.04   77.15  104.93  145.16  152.09  201.41  162.16  179.13
S&P 500                      100  115.93  132.51  147.93  169.01  193.79  221.27  243.67   267.8  293.19  286.89
S&P Restaurant Index         100  119.33  132.12  128.37  137.87  133.42  172.05   192.1  213.98  227.88  194.19

TOTAL RETURN INDEX                    MAY-95     NOV-95     MAY-96     NOV-96     MAY-97     NOV-97     MAY-98     NOV-98
------------------                   --------   --------   --------   --------   --------   --------   --------   --------
Darden Restaurants, Inc............   100.00     103.81     108.75      79.04      77.15     104.93     145.16     152.09
S&P 500............................   100.00     115.93     132.51     147.93     169.01     193.79     221.27     243.67
S&P Restaurant Index...............   100.00     119.33     132.12     128.37     137.87     133.42     172.05     192.10

TOTAL RETURN INDEX                    MAY-99     NOV-99     MAY-00
------------------                   --------   --------   --------
Darden Restaurants, Inc............   201.41     162.16     179.13
S&P 500............................   267.80     293.19     286.89
S&P Restaurant Index...............   213.98     227.88     194.19

    SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The Company's directors and executive officers, and persons who beneficially own more than ten percent of the Company's Common Stock, are required under the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of the Company's Common Stock with the Securities and Exchange Commission and the New York Stock Exchange. To the Company's knowledge, all required reports were filed on a timely basis during fiscal 2000.

    STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

    Any stockholder proposal intended to be presented for consideration at the 2001 Annual Meeting of Stockholders and to be included in the Company's proxy statement must be received at the principal executive offices of the Company by the close of business on April 12, 2001. Proposals should be sent to the attention of the Secretary.

    YOUR VOTE IS IMPORTANT!

    Please follow the enclosed telephonic proxy instructions or the enclosed internet proxy instructions, or sign and promptly return your proxy card in the enclosed envelope.

                                   APPENDIX A
                            DARDEN RESTAURANTS, INC.
                          MANAGEMENT AND PROFESSIONAL
                                 INCENTIVE PLAN
                   (AS RESTATED AND AMENDED TO JUNE 1, 2000)

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
PART I.  DEFINITIONS.................................................     A-1
    A.   Additional Incentive Award..................................     A-1
    B.   Agent.......................................................     A-1
    C.   Base Cash Award or Award....................................     A-1
    D.   Board.......................................................     A-1
    E.   Change of Control...........................................     A-1
    F.   Committee...................................................     A-1
    G.   Common Stock................................................     A-1
    H.   Company.....................................................     A-1
    I.   Consolidated Earnings.......................................     A-1
    J.   Management Employee.........................................     A-2
    K.   Original Deposit............................................     A-2
    L.   Participant.................................................     A-2
    M.   Plan........................................................     A-2
    N.   Plan Year...................................................     A-2
    O.   Professional Employee.......................................     A-2
    P.   Restricted Stock............................................     A-2
    Q.   Stock Matching..............................................     A-2
    R.   Stock Matching Provisions...................................     A-2
    S.   Actively Employed...........................................     A-2

PART II.  GENERAL PROVISIONS.........................................     A-3
    A.   Objective Of The Plan.......................................     A-3
    B.   Eligibility.................................................     A-3
    C.   Participation...............................................     A-3

PART III.  BASE CASH AWARDS..........................................     A-3
    A.   Individual Performance......................................     A-3
    B.   Corporate Performance.......................................     A-4
    C.   Determination Of Amounts Of Award...........................     A-4

PART IV.  ADDITIONAL INCENTIVE AWARDS................................     A-4
    A.   Cash Or Stock Awards........................................     A-4
    B.   Participation In Stock Matching.............................     A-4
    C.   Company Deposit And Delivery Of Restricted Stock............     A-5

PART V.  DEFERRAL OF CASH INCENTIVE AWARDS...........................     A-6

PART VI.  PLAN ADMINISTRATION........................................     A-6

                                     PART I
                                  DEFINITIONS

A.  ADDITIONAL INCENTIVE AWARD

    The term "Additional Incentive Award" means a Participant's additional Award granted under Part IV of this Plan.

B.  AGENT

    The term "Agent" means the Company or such other entity as the Committee may designate to fulfill the responsibilities of "Agent" under this Plan.

C.  BASE CASH AWARD OR AWARD

    The terms "Base Cash Award" or "Award" mean a Participant's base cash incentive award under this Plan.

D.  BOARD

    The term "Board" means the Board of Directors of the Company.

E.  CHANGE OF CONTROL

    The term "Change of Control" means the occurrence of any of the following events:

     (i) any person (including a group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) becoming, directly or indirectly, the beneficial owner of twenty percent (20%) or more of the shares of stock of the Company entitled to vote for the election of directors;

     (ii) as a result of or in connection with any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, the persons who were directors of the Company just prior to such event shall cease to constitute a majority of the Company's Board of Directors; or

    (iii) the stockholders of the Company approve an agreement providing for a transaction in which the Company will cease to be an independent publicly-owned corporation or a sale or other disposition of all or substantially all of the assets of the Company occurs.

F.  COMMITTEE

    The term "Committee" means the Compensation Committee of the Board.

G.  COMMON STOCK

    The term "Common Stock" or "Stock" means the common stock of the Company.

H. COMPANY

    The term "Company" means Darden Restaurants, Inc. and its subsidiaries.

I.  CONSOLIDATED EARNINGS

    The term "Consolidated Earnings" means consolidated net income for the year for which an Award is made, adjusted to omit the effects of unusual and extraordinary items, discontinued operations and the cumulative effects of changes in accounting principles, all as shown on the audited consolidated statement of earnings of the Company and its subsidiaries and as determined in accordance with generally accepted accounting principles.

J.  MANAGEMENT EMPLOYEE

    The term "Management Employee" means any active key management employee of the Company or its subsidiaries, to the extent designated by the Senior Vice President, Human Resources, including such members of the Board and the Chairman as are actively employed by the Company or its subsidiaries.

K. ORIGINAL DEPOSIT

    The term "Original Deposit" means shares deposited pursuant to Part IV(B) of this Plan.

L.  PARTICIPANT

    The term "Participant" means an individual selected to be a Participant in accordance with Part II of this Plan.

M. PLAN

    The term "Plan" means the Darden Restaurants, Inc. Management and Professional Incentive Plan, formerly known as the Darden Restaurants, Inc. Management Incentive Plan.

N.  PLAN YEAR

    The term "Plan Year" means the Company's fiscal year.

O.  PROFESSIONAL EMPLOYEE

    The term "Professional Employee" means any professional employee to the extent designated by the Vice President, Compensation.

P.  RESTRICTED STOCK

    The term "Restricted Stock" means shares described in Part IV(C)(1) of this Plan.

Q.  STOCK MATCHING

    The term "Stock Matching" means incentive compensation in the form of Common Stock made available by the Company on the condition the Participant deposits a specified amount of Common Stock with the Company.

R.  STOCK MATCHING PROVISIONS

    The term "Stock Matching Provisions" means the provisions set forth in
    Part IV of this Plan.

S.  ACTIVELY EMPLOYED

    The term "Actively Employed" means the Participant is deemed to be an active employee of the Company, as determined in accordance with the Company's policies and procedures, provided that the period during which a Participant is "Actively Employed" will not include any leave of absence period, except as otherwise determined by the Company's policies and procedures.

                                    PART II
                               GENERAL PROVISIONS

A.  OBJECTIVE OF THE PLAN

    It is the intent of the Company to provide financial rewards to key management and professional employees in recognition of individual contributions to the success of the Company under the provisions of this Plan. As such, the Committee has designed this Plan to accomplish such objectives.

    Participant awards will be based on the comparative impact of the Participant's position to the overall corporate results as measured by the degree to which the individual is able to affect division/ subsidiary, group and corporate results.

B.  ELIGIBILITY

    Any Management Employee and any Professional Employee will be eligible to participate in the Plan. Eligibility will not carry any rights to participation nor to any fixed awards under the Plan.

C.  PARTICIPATION

    As early as possible in each Plan Year, management will recommend a list of proposed Participants in the Plan, and the Committee thereupon will determine those who have been selected as Participants for the current Plan Year. Participants will be those persons holding positions, which significantly affect operating results, while providing the opportunity to contribute to current earnings and the future success of the Company. During the year, other Participants may be added because of promotion or for other reasons warranting their inclusion, and Participants may be excluded from active participation because of demotion or other reasons warranting their exclusion. In order to receive an award, a Participant must be Actively Employed as of the end of the Plan Year for which such award is made, unless the Participant's termination is due to death or retirement on or after age 55 and 10 years of service, during the Plan Year. In all events in which a Participant is eligible to receive an award, the award will be prorated based on the total days employed during the Plan Year in a position eligible for participation in the Plan.

                                    PART III
                                BASE CASH AWARDS

The size of a Participant's Base Cash Award under this Plan will be based on both individual and corporate performance, relative to pre-established performance objectives.

A.  INDIVIDUAL PERFORMANCE

    Individual performance for the Plan Year will be determined as follows:

    1. At the beginning of each Plan Year, each Participant will develop written objectives for the year, which are directly related to specific job accountabilities.

    2. The individual objectives will be reviewed with each Participant's supervisor for acceptance and will become the primary basis for establishing the individual's performance for the year. For the Chief Executive Officer, such objectives will be reviewed and approved by the Committee.

    3. Near the end of each Plan Year, each Participant will submit to his or her supervisor, a summary of accomplishments related to individual performance during the year. Based on this information and other information related to individual performance or job accountabilities, the supervisor will assess the individual's performance.

B.  CORPORATE PERFORMANCE

    At the beginning of each Plan Year, the Committee will establish corporate and/or unit performance targets, and near the end of each Plan Year, the Committee will establish corporate and/or unit performance ratings, based on generally accepted performance measures to be selected by the Committee such as, but not limited to, earnings per share, return on cash, return on sales, cash flow, market share, revenue growth, earnings growth, return on gross investment, total shareholder return and operating profits.

C.  DETERMINATION OF AMOUNTS OF AWARD

    The Committee acting in its discretion, subject to the maximum amounts set forth below will determine the amounts of Awards to Participants. Such determinations, except in the case of the Award for the Chairman of the Board, will be made after considering the recommendations of the Chairman and such other matters as the Committee will deem relevant.

    Notwithstanding the foregoing, the maximum Award payable with respect to any taxable year of the Company to any Participant will not exceed two tenths of one percent (0.2%) of the Company's annual Sales for such year (as reflected by the Company's annual audited financial statements for such year); provided, however, that no Award will be paid for any such year in which the Company has no Consolidated Earnings (as reflected by the Company's audited financial statements). For these purposes, the amount of any Award will include any Additional Incentive Awards made pursuant to Part IV of this Plan at the value of such Additional Incentive Award as of the date of grant, regardless of whether vested. Further, an Award based on a period of more than one year will be limited to the aggregate Consolidated Earnings and Sales of the Company for such period of years, excluding any year which the Company has no Consolidated Earnings.

    Awards may be made at any time following the end of the taxable year; provided, however, that no Awards will be made until: (a) the Committee receives assurances from both the Corporation's Chief Financial Officer and its independent accountants that the Company has achieved Consolidated Earnings for the taxable year(s) and that the amount of such Award does not exceed the applicable limitation under this Part III; and (b) the Committee certifies in writing to the Board that the Consolidated Earnings have been achieved and such limitation has not been exceeded. Awards will be paid in cash or Common Stock, as so determined by the Senior Vice President, Human Resources. For purposes of making these determinations, the value of the Common Stock component of any Award will be its fair market value on the date of grant.

                                    PART IV
                          ADDITIONAL INCENTIVE AWARDS

A.  CASH OR STOCK AWARDS

    Subject, where applicable, to the Stock Matching Provisions, a Management Employee is eligible to receive an Additional Incentive Award in the form of cash, or if so determined by the Senior Vice President, Human Resources, Stock or Stock Matching pursuant to the terms of the Company's Amended and Restated Stock Option and Long-Term Incentive Plan of 1995, or any successor plan.

B.  PARTICIPATION IN STOCK MATCHING

    1. A Management Employee under age 55 as of the last day of the Plan Year who is selected to participate in the Stock Matching Provisions of the Plan may do so by depositing shares of Common Stock based on a percentage of his Base Cash Award, which percentage the Committee will set on an annual basis. Such percentage may vary by employee group and from year to year.

    2. Participants age 55 or over as of the last day of the Plan Year who are selected for Stock Matching may elect full, partial, or no participation in the Stock Matching Provisions, with immediate cash payments being made in an amount equal to 60% of the amount of the Base Cash Award otherwise eligible for Stock Matching for which the employee has elected to receive cash payment in lieu of Stock Matching.

    3. The Company will notify each Management Employee who participates in the Stock Matching Provisions of the maximum number of shares of Common Stock, which he or she is permitted to deposit under the Plan, and each Participant may choose to deposit all or any portion of the number of shares, permitted to be deposited. Participants may make their Original Deposit at any time after they receive their Base Cash Award, but, to participate in the Stock Matching Provisions of this Plan, Participants must deposit such shares with the Agent no later than the December 31 immediately following the end of the Plan Year for which the Base Cash Award has been paid.

    4. Any Participant who dies, retires on or after attaining age 65, elects early retirement after attaining age 55 and completing 10 years of service, or is permanently disabled and unable to work as determined by the Senior Vice President, Human Resources, either during a Plan Year or prior to the final date for depositing the Original Deposit shares for such Plan Year (December 31), will not be eligible to participate in the Stock Matching Provisions, but instead, such Participant, or the Participant's legal representative, will receive an Additional Incentive Award in Stock or Cash, as determined by the Senior Vice President, Human Resources, for the Plan Year in an amount equal to the amount otherwise eligible for Stock Matching.

    5. On or before the December 31 immediately preceding the end of the Plan Year, Participants must notify the Company in writing of the applicable participation alternatives elected under the Stock Matching Provisions. Elections regarding Stock Matching participation are effective for the current Plan Year.

C.  COMPANY DEPOSIT AND DELIVERY OF RESTRICTED STOCK

    1.  RESTRICTED STOCK

       As soon as practical following the Original Deposit by a Participant, the Company will match these shares and either deposit with the Agent for the Participant's account matching Common Stock for each share of the Original Deposit or evidence the issuance of matching Common Stock for each share of the Original Deposit in book entry form as reflected on the master stockholder records of the Company. The Company shall similarly deposit shares of Common Stock awarded pursuant to paragraph A above that are not subject to Stock Matching. All such deposited Stock will be Restricted Stock, which will be delivered to the Participant upon vesting. The vesting period will be from one (1) to ten (10) years (the "Restricted Period") as determined by the Committee, and may be accelerated based on performance goals established by the Committee. In the event of termination after attainment of age 55 and 10 years of service or when the sum of the Participant's age and service with the Company equals or exceeds seventy (70), but prior to the completion of the Restricted Period, provided the Participant leaves his or her shares, if any, on deposit, the Participant will vest in all corresponding shares of Restricted Stock as of the earlier of attainment of age 65 or the end of the Restricted Period. In the event the Original Deposit Stock is withdrawn or a required deposit was not made, all Restricted Stock will be forfeited to the Company. If termination of employment occurs prior to attainment of age 55 and completion of 10 years of service or prior to the time that the sum of the Participant's age and service with the Company equals or exceeds seventy (70), and prior to completion of the Restricted Period (except for death), such Restricted Stock will be forfeited to the Company. In the event of the death of a Participant prior to vesting in the Restricted Stock, a pro-rata portion of such shares will vest and be delivered to the Participant's beneficiary, based on the ratio of the number of months during which the shares were on deposit prior to the Participant's death to the number of months in the Restricted Period, with all remaining shares being forfeited. In the event of the death of a Participant prior to completion of a performance cycle, as established in accordance with the terms of a performance accelerated vesting schedule, a pro-rata portion of such shares will vest and be delivered to the Participant's beneficiary, at the end of the performance cycle, based on the ratio of the number of months during which the shares were on deposit prior to the Participant's death to the number of months completed in the performance cycle, with all remaining shares being forfeited.

    2.  TEMPORARY WITHDRAWAL FOR OPTION EXERCISE

       A Participant may temporarily withdraw all or a portion of the shares on deposit for all Plan Years (other than Restricted Stock) in order to exercise Company stock options, subject to an equal number of shares of Common Stock being immediately re-deposited with the Agent after such exercise.

                                     PART V
                       DEFERRAL OF CASH INCENTIVE AWARDS

Subject to rules adopted by the Committee, a Participant may elect to defer all or a portion of a Cash Award during each calendar year in accordance with the terms and conditions of the Company's FlexComp Plan or any successor plan.

In order to defer all or a portion of the Cash Award for a particular bonus period, a Participant must make a valid election under the FlexComp Plan by executing and filing a deferral election form with the Company sixty (60) days prior to the end of the plan year.

                                    PART VI
                              PLAN ADMINISTRATION

This Plan will be effective in each fiscal year of the Company and will be administered by the Committee and the Committee will have full authority to interpret the Plan. Such interpretations of the Committee will be final and binding on all parties, including the Participants, survivors of the Participants, and the Company.

The Committee will have the authority to delegate the duties and responsibilities of administering the Plan, maintaining records, issuing such rules and regulations as it deems appropriate, and making the payments hereunder to such employees or agents of the Company as it deems proper.

The Board, or if specifically delegated, its delegate, may amend, modify or terminate the Plan at any time, provided, however, that no such amendment, modification or termination will adversely affect any benefit earned (but not necessarily vested) under the Plan prior to the date of such amendment or termination, unless the Participant, or the Participant's beneficiary, becomes entitled to an amount equal to or greater than the value of the adversely affected portion of such benefit under another plan, program or practice adopted by the Company. Notwithstanding the above, an amendment, modification, or termination affecting previously accrued benefits may not occur after a Change of Control without the written consent of a majority of the Participants determined as of the day before such Change of Control.

In the event the Company will effect one or more changes, split-ups or combinations of shares of Common Stock or one or more other like transactions, the Board or the Committee may make such adjustment, upward or downward, in the number of shares of Common Stock to be deposited by the Participants as will appropriately reflect the effect of such transactions.

In the event the Company will distribute shares of a subsidiary of the Company to its stockholders in a spin-off transaction, the shares of stock of the subsidiary distributed to Participants, which are attributable to Restricted Stock, will be vested and delivered to the Participants subject to any specific instructions of the Committee.

Except as otherwise provided in this Plan, neither any benefit payable hereunder nor the right to receive any future benefit under the Plan may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process. If any attempt is made to do so, or if a person eligible for any benefits becomes bankrupt, the Committee, in its sole discretion, may terminate the interest under the Plan of the person affected and may cause the interest to be held or applied for the benefit of one or more of the dependents of such person or may make any other disposition of such interest that it deems appropriate.

All questions pertaining to the construction, validity and effect of the Plan will be determined in accordance with the laws of the State of Florida and the laws of the United States.

Effective as of June 1, 2000.

                                   APPENDIX B
                                    CHARTER
                    DARDEN RESTAURANTS, INC. AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS

RESOLVED, that the Committee, known as the Audit Committee, established by the Board of Directors on June 1, 1995, shall henceforth consist of no less than three, nor more than seven members of the Board of Directors. The members shall not be officers or employees of the Company or of any of its subsidiaries. They will be independent of management and free from material business relationships that might interfere with the exercise of independent judgment as committee members. The members of the Audit Committee shall be appointed by the Chairman of the Board subject to ratification by the Board of Directors.

Acting as a Committee of the Board of Directors, and meeting at least quarterly, the broad functions of the Audit Committee are:

1. To ensure the Company's internal controls, audits, and the overall control environment are sufficient to protect the stockholder's resources. To oversee the quality, integrity, objectivity, accuracy, and security of the Company's financial reporting and data processing.

2. To serve as an informed voice on the Board of Directors in support of the accounting and auditing groups of the Company in their responsibilities for the control and reporting of all financial transactions.

3. To provide a direct channel of communication to the Board for the independent auditors, internal auditors, Senior Vice President, Chief Financial Officer and other concerned individuals.

Specific duties of the Audit Committee include:

1. To recommend the independent auditors for the annual audit of the Company. Nomination of the independent auditors shall be by the Board of Directors and approved by the stockholders at the annual meeting. To review and approve management plans for any significant engagements of the independent auditors for management consulting services.

2. To review with independent auditors and the internal auditors the scope of their respective audits. The Committee may request supplemental review or other audit procedures as the Committee deems necessary.

3. To review the Company's standards for business conduct, internal controls, internal audit procedures, the process for assessing risk of fraudulent financial reporting, detection of major control weaknesses, and related corrective actions with senior management and when necessary, with the Board of Directors.

4. To review scope, coverage and results of pension plan audits with senior management. Pension plan controls will be reviewed to ensure any weaknesses receive appropriate follow-up and corrective actions.

5. To meet at least annually, without management present, with the Company's independent auditors to discuss the Company's cooperation with the independent auditors and other matters as deemed appropriate.

6. To approve any proposed significant changes in accounting methods to be used by the Company.

7. To review the amounts of goodwill and other intangibles to be carried on the Company's financial statements and make appropriate recommendations to the Board of Directors.

8. To review the expenses and perquisites of Company officers and directors who constitute the insider group for SEC reporting.

9. To review, in conjunction with the full Board, the financial statements, footnotes, and statistics of the Annual Report.

10. To periodically review the quality and depth of staffing in the Company's auditing, accounting, information services, and financial departments.

11. To review the fees charged for services performed by the independent auditors.

12. To issue reports, at least annually, covering the findings and recommendations of the Committee to the Board of Directors and to the stockholders.

13.    To review summaries of the independent auditors' management letters.

14. To carry out any specific assignment or investigation designated by the Board of Directors or the Chief Executive Officer.

                            DARDEN RESTAURANTS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED
                            "FOR" ITEMS 1, 2 AND 3.
             THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1, 2 AND 3

1.   Election of Directors:   (01) Bradley D. Blum; (02) Daniel B. Burke; (03) Odie C.
                              Donald; (04) Julius Erving, II; (05) Joe R. Lee;
                              (06) Richard E. Rivera; (07) Michael D. Rose; (08) Hector de
                              J. Ruiz; (09) Maria A. Sastre; (10) Jack A. Smith;
                              (11) Blaine Sweatt, III; (12) Rita P. Wilson
     / / FOR all listed nominees  / / WITHHOLD AUTHORITY to vote for all listed nominees
     / / LISTED NOMINEES except the following: (Instruction: To withhold authority to vote for any individual nominee(s), write the name of such nominee(s) in the space provided.)

     -------------------------------------------------------------------------------------
2.   Approval of appointment of KPMG LLP as independent auditor
     / / FOR                     / / AGAINST                     / / ABSTAIN
3.   Approval of the Management and Professional Incentive Plan
     / / FOR                     / / AGAINST                     / / ABSTAIN
Please indicate whether you will attend the Annual Meeting of Stockholders in Orlando on
September 20, 2000.
/ / I plan to attend the Annual Meeting    / / I do not plan to attend the Annual Meeting

                            DARDEN RESTAURANTS, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                           RENAISSANCE ORLANDO RESORT
                           6677 SEA HARBOR BOULEVARD
                                ORLANDO, FLORIDA
                    11:00 A.M. EASTERN DAYLIGHT SAVINGS TIME
                         WEDNESDAY, SEPTEMBER 20, 2000

________________________________________________________________________________
    YOU CAN SUBMIT YOUR PROXY BY MAIL, BY TELEPHONE OR THROUGH THE INTERNET.
               PLEASE USE ONLY ONE OF THE THREE RESPONSE METHODS.


          BY MAIL                                BY TELEPHONE                            THROUGH THE INTERNET

Mark, sign and date your               Call toll free 1-888-216-1297 on           Access the website at
proxy card and return it in            any touch-tone telephone to                WWW.DIRECTVOTE.COM/DAR to
the enclosed envelope. First           authorize the voting of your               authorize the voting of your
Union National Bank Attn:       OR     shares. You may call 24 hours a     OR     shares. You may access the site 24
Proxy Tabulation NC-1153               day, 7 days a week. You will be            hours a day, 7 days a week. You
P.O. Box 217950 Charlotte,             prompted to enter the control              will be prompted to enter the
NC 28254-3555                          number in the box above; then              control number in the box above;
                                       just follow the simple                     then just follow the simple
                                       instructions.                              instructions.

     IF YOU VOTE BY TELEPHONE OR BY INTERNET, PLEASE DO NOT MAIL BACK THE PROXY
                                     CARD.

                             THANK YOU FOR VOTING!

The undersigned hereby appoints J. R. LEE, CLARENCE OTIS, JR. AND PAULA J. SHIVES, and each of them, as proxies with full power of substitution, to vote all shares of common stock which the undersigned has power to vote at the Annual Meeting of Stockholders of Darden Restaurants, Inc. to be held at 11:00 a.m. EDT on September 20, 2000 at Orlando, Florida, and at any adjournment thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

                                     Date: _______________________________, 2000

                                     ___________________________________________
                                     ___________________________________________
                                              (Shareholders Sign Here)

                                     Please sign exactly as name appears. Joint owners should each sign. Executors, administrators, trustees, custodians, etc. should so indicate when signing. If signer is a corporation, please sign full name by duly authorized officer.